Exhibit 99.1
Unaudited Pro Forma Condensed Consolidated Financial Information
This unaudited pro forma condensed consolidated income statement has been prepared to reflect Regency Energy Partners LP’s (the “Partnership”) disposition of Regency Intrastate Gas LP (“RIGS”), which owns the Regency intrastate gas pipeline system as described in Item 1.01 of the Partnership’s Form 8-K filed on March 18, 2009. This disposition enabled the Partnership to form a joint venture and to secure financing for RIGS’ Haynesville Expansion Project.
The unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 2009 reflects the pro forma adjustments as though the disposition occurred on January 1, 2008. No pro forma balance sheet is required, as the transaction is reflected in the Partnership’s balance sheet as of September 30, 2009 included in its Form 10-Q filed on November 9, 2009.
The historical financial information included in the column entitled “Partnership” was derived from the Partnership’s financial statements included in its Form 10-Q filed on November 9, 2009.
The historical financial information included in the columns entitled “RIGS” was derived from RIGS’ unaudited financial statements for the nine months ended September 30, 2009. Amounts shown as reductions in this column represent the disposition of RIGS.
The unaudited pro forma combined financial information is based on assumptions that the Partnership believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. They are not necessarily indicative of the financial results that would have occurred if this disposition had taken place on the dates indicated, nor are they indicative of future consolidated results.

Regency Energy Partners LP
Unaudited Pro Forma Condensed Consolidated Income Statement
For the Nine Months Ended September 30, 2009
(in thousands except unit data and per unit data)

			Pro Forma
	Partnership	RIGS	Adjustments		Pro Forma Combined
REVENUES
Gas sales	$352,390	$(2,657)	$—		$349,733
NGL sales	173,803	(6)	—		173,797
Gathering, transportation and other fees	208,356	(10,542)	—		197,814
Net realized and unrealized gain from derivatives	39,262	—	—		39,262
Other	20,291	(42)	1,274	a	21,523

Total revenues	794,102	(13,247)	1,274		782,129

OPERATING COSTS AND EXPENSES
Cost of sales	495,461	(1,533)	—		493,928
Operation and maintenance	100,154	(2,112)	—		98,042
General and administrative	43,331	(20)	—		43,311
(Gain) loss on asset sales, net	(133,389)	—	133,451	b	62
Depreciation and amortization	81,134	(2,448)	—		78,686

Total operating costs and expenses	586,691	(6,113)	133,451		714,029

OPERATING INCOME	207,411	(7,134)	(132,177)		68,100

Income from unconsolidated subsidiary	5,455	—	1,820	c	7,275
Interest expense, net	(55,968)	—	968	d	(55,000)
Other income and deductions, net	(13,673)	—	—		(13,673)

INCOME BEFORE INCOME TAXES	143,225	(7,134)	(129,389)		6,702
Income tax benefit	(611)	—	—		(611)

NET INCOME	143,836	(7,134)	(129,389)		7,313
Net income attributable to noncontrolling interest	(61)	—	—		(61)

NET INCOME ATTRIBUTABLE TO REGENCY ENERGY PARTNERS LP	$143,775	$(7,134)	$(129,389)		$7,252

Amounts attributable to convertible redeemable preferred units	1,996				1,996
General partner’s interest, including IDR	4,646				1,915
Allocation of net income (loss) to non-vested common units	1,083				(92)
Beneficial conversion feature for Class D common units	820				820

Limited partners’ interest	$135,230				$2,613

Amount allocated to common and subordinated units	$135,230				$2,613
Weighted average number of common and subordinated units outstanding	79,498,936				79,498,936
Basic income per common and subordinated unit	$1.70				$0.03
Diluted income per common and subordinated unit	$1.69				$0.03
Distributions per unit	$1.335				$1.335

Amount allocated to Class D common units	$820				$820
Total number of Class D common units outstanding	7,276,506				7,276,506
Income per Class D common unit due to beneficial conversion feature	$0.11				$0.11
Distributions per unit	$—				$—
See accompanying notes to unaudited pro forma condensed consolidated income statement

Regency Energy Partners LP
Notes to Unaudited Pro Forma Condensed Consolidated Income Statement
     Pro Forma Adjustment Explanations
a.	Represents the Partnership’s fee for operating the RIGS Haynesville Partnership Co. under the Master Services Agreement.

b.	Represents the Partnership’s gain upon disposition of RIGS as calculated in accordance with the Consolidation Topic of the Financial Accounting Standard Board Accounting Standards Codification.

c.	On September 2, 2009, the Partnership purchased an additional five percent interest in the joint venture, increasing the Partnership’s ownership percentage from 38 percent to 43 percent. The pro forma income from unconsolidated subsidiary assumes the increase in ownership percentage occurred on January 1, 2008 therefore is calculated as 43 percent of RIGS Haynesville Partnership Co. net income.

d.	Represents the interest savings from the debt repayment of $80,607,000 using a 5.69 percent annual rate for 76 days.